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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Fidelity National Financial, Inc.

We consent to incorporation by reference in the Registration Statements (No. 33-11321, 333-103067, 33-32853, 33-15027, 33-34300, 33-45709, 33-45272,
33-15008,33-56514, 33-64834, 33-64836, 33-83026, 33-61983, 333-32806, 333-48411,
333-61111, 333-64229, 333-52744, 333-89163, 333-83054, 333-68690, 333-111438,
333-113217) of Fidelity National Financial, Inc. of our reports dated February 27, 2004, except as to Note B to the Consolidated Financial Statements, which is as of March 11, 2004, relating to the Consolidated Balance Sheets of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related Consolidated Statements of Earnings, Comprehensive Earnings, Stockholders' Equity and Cash Flows and related schedules for each of the years in the three-year period ended December 31, 2003, which reports appear in the December 31, 2003 Annual Report on Form 10-K of Fidelity National Financial, Inc.

Our reports refer to a change, effective January 1, 2002, in the method of accounting for goodwill and other intangible assets after they have initially been recognized in the financial statements. Our reports refer to a change, effective January 1, 2003, in the method of accounting for stock-based employee compensation.

                                             KPMG LLP


Los Angeles, California
March 12, 2004